Exhibit 21
Subsidiaries of Registrant

The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

Name of Subsidiary	State or Country of Incorporation
Aerospace Metal Composites Limited	England
Egbert Corp.	Ohio
Materion Advanced Chemicals Inc.	Wisconsin
Materion Advanced Materials Technologies and Services Netherlands BV	Netherlands
Materion Advanced Materials Technologies and Services Suzhou Ltd.	China
Materion Advanced Materials Technologies and Services Corp.	New Mexico
Materion Advanced Materials Technologies and Services Far East PTE Ltd.	Singapore
Materion Advanced Materials Technologies and Services Inc.	New York
Materion Advanced Materials Technologies and Services Taiwan Co. Ltd.	Taiwan
Materion Advanced Materials Germany GmbH	Germany
Materion Japan Ltd.	Japan
Materion Brush (Singapore) PTE Ltd.	Singapore
Materion Brush GmbH	Germany
Materion Brush Inc.	Ohio
Materion Brush International	Hong Kong
Materion Brush Singapore Shanghai	China
Materion Brush Singapore India SRO	India
Materion Brush Ltd.	England
Materion Czech S.R.O.	Czech Republic
Materion Ireland Holdings Ltd.	Ireland
Materion Ireland Ltd.	Ireland
Materion Large Area Coatings LLC	Delaware
Materion Natural Resources Inc.	Utah
Materion Korea Ltd.	Korea
Materion Precision Optics (Shanghai) Limited	China
EIS Optics Limited (U.K.)	England
Materion Precision Optics and Thin Film Coatings Inc.	Massachusetts
Materion Services Inc.	Ohio
Materion Technical Materials Inc.	Ohio